CODE OF ETHICS

© Foreside Financial Group, LLC

FORESIDE

CODE OF ETHICS

INTRODUCTION			1

1.	STANDARDS OF PROFESSIONAL CONDUCT		2

	(a)	Fiduciary Duties	2
	(b)	Compliance with Laws	2
	(c)	Corporate Culture	2
	(d)	Professional Misconduct	2
	(e)	Disclosure of Conflicts	3
	(f)	Undue Influence	3
	(g)	Confidentiality and Protection of Material Nonpublic Information	3
	(h)	Personal Securities Transactions	4
	(i)	Gifts	4
	(j)	Service on Boards	4
	(k)	Prohibition Against Market Timing	4

2.	WHO IS COVERED BY THIS CODE		4

3.	PROHIBITED TRANSACTIONS		5

	(a)	Blackout Period	5
	(b)	Requirement for Pre-clearance	5
	(c)	Fund Officer Prohibition	5

4.	REPORTING REQUIREMENTS OF ACCESS PERSONS		6

	(a)	Reporting	6
	(b)	Exceptions from Reporting Requirement of Section 4	6
	(c)	Initial Holdings Reports	6
	(d)	Quarterly Transaction Reports	6
	(e)	New Account Opening; Quarterly New Account Report	7
	(f)	Annual Holdings Reports	7
	(g)	Alternative Reporting	7
	(h)	Report Qualification	8
	(i)	Providing Access to Account Information	8
	(j)	Confidentiality of Reports	8

5.	ACKNOWLEDGMENT AND CERTIFICATION OF COMPLIANCE		8

6.	REPORTING VIOLATIONS		9

7.	TRAINING		9

8.	REVIEW OFFICER		9

	(a)	Duties of Review Officer	9
	(b)	Potential Trade Conflict	10
	(c)	Required Records	10
	(d)	Post-Trade Review Process	11
	(e)	Submission to Fund Board	11
	(f)	Report to the Risk Committee	11

Appendix A - Foreside Companies			13

Appendix B - Definitions			14

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Attachment A — Access Person Acknowledgement	16

Attachment B — Pre-Clearance Request Form	17

ii

INTRODUCTION

This Code of Ethics (the “Code”) has been adopted by Foreside Financial Group, LLC (“Foreside”) and each of its affiliated entities and direct or indirect wholly-owned subsidiaries as listed in Appendix A (each, a “Company” and collectively, the “Companies”).  This Code pertains to the Companies’ distribution services to registered management investment companies or series thereof, as well as those funds for which certain employees of the Companies (or an affiliate thereof) serve as an officer or director of a registered investment company (“Fund Officer”) or have been designated an Access Person by the Review Officer(1) (each a “Fund” and as set forth in the List of Access Persons & Reportable Funds).  This Code:

1.              establishes standards of professional conduct;

2.              establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund; and

3.              addresses other types of conflict of interest situations.

Definitions of underlined terms are included in Appendix B.

Each Company, through its President, may impose internal sanctions should Access Persons of any Company (as identified on the List of Access Persons & Reportable Funds maintained by the Review Officer) violate these policies or procedures.  A registered broker-dealer and its personnel may be subject to various regulatory sanctions, including censure, suspension, fines, expulsion or revocation of registration for violations of securities rules, industry regulations and the Company’s internal policies and procedures.  In addition, negative publicity associated with regulatory investigations and private lawsuits can negatively impact and severely damage business reputation.

Furthermore, failure to comply with this Code is a very serious matter and may result in internal disciplinary action being taken.  Such action may include, among other things, warnings, reprimands, restrictions on activities and/or suspension or termination of employment.  Violations also may result in referral to regulatory, civil or criminal authorities where appropriate.

Should Access Persons require additional information about this Code or have ethics-related questions, please contact the Review Officer, as defined under Section 8 below, directly.

1.                                      STANDARDS OF PROFESSIONAL CONDUCT

Each Company forbids any Access Person from engaging in any conduct that is contrary to this Code.  Furthermore, certain persons subject to the Code are also subject to other restrictions or requirements that affect their ability to open securities accounts, effect securities transactions, report securities transactions, maintain information and documents in a confidential manner and other matters relating to the proper discharge of their obligations to the Company or to a Fund.

Each Company has always held itself and its employees to the highest ethical standards.  Although this Code is only one manifestation of those standards, compliance with its provisions is essential.  Each Company adheres to the following standards of professional conduct, as well as those specific policies and procedures discussed throughout this Code:

(1)   Each Company is adopting this Code pursuant to Rule 17j-1 with respect to certain funds that it distributes or for which an employee of the Company serves as a Fund Officer or has been designated as an Access Person.  Pursuant to the exception noted under Rule 17j-1(c)(3), adopting and approving a Rule 17j-1 code of ethics with respect to a Fund, as well as the Code’s administration, by a principal underwriter is not required unless:

•                  the principal underwriter is an affiliated person of the Fund or of the Fund’s adviser, or

•                  an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund’s investment adviser.

A Fund Officer is permitted to report as an Access Person under this Code with respect to the Funds listed on the List of Access Persons & Reportable Funds maintained by the Review Officer.

(a)                                       Fiduciary Duties.  Each Company and its Access Persons are fiduciaries and at all times shall:

•                  act solely for the benefit of the Funds; and

•                  place each Fund’s interests above their own.

(b)                                 Compliance with Laws.  Access Persons shall maintain knowledge of and comply with all applicable federal and state securities laws, rules and regulations, and shall not knowingly participate or assist in any violation of such laws, rules or regulations.

It is unlawful for Access Persons to use any information concerning a security held or to be acquired by a Fund, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund.

Access Persons shall not, directly or indirectly, in connection with the trading of a Fund’s shares or the purchase or sale of a security held or to be acquired by a Fund for which they are an Access Person:

(i)                                     employ any device, scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;

(ii)                                  make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)                               engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund; or

(iv)                              engage in any manipulative practice with respect to securities, including price manipulation.

(c)                                  Corporate Culture.  Access Persons, through their words and actions, shall act with integrity, encourage honest and ethical conduct and adhere to a high standard of business ethics.

(d)                                 Professional Misconduct.  Access Persons shall not engage in any professional conduct involving dishonesty, fraud, deceit or misrepresentation, or commit any act that reflects adversely on their honesty, trustworthiness or professional competence.  Access Persons shall not knowingly misrepresent, or cause others to misrepresent, facts about a Company to a Fund, a Fund’s shareholders, regulators or any member of the public.  Disclosure in reports and documents should be fair and accurate.

(e)                                  Disclosure of Conflicts.  As a fiduciary, each Company and Access Person has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of a Fund.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any Fund.  Access Persons must try to avoid situations that have even the appearance of conflict or impropriety.

This Code prohibits inappropriate favoritism of one Fund over another that would constitute a breach of fiduciary duty.  Access Persons shall support an environment that fosters the ethical resolution of, and appropriate disclosure of, conflicts of interest, and shall comply with any prohibition on activities imposed by a Company if a conflict of interest exists.  If any Access Person is (or becomes) aware of a personal interest that is, or might be, in conflict with the interest of a Fund, that Access Person must promptly disclose the situation or transaction and the nature of the conflict to the Review Officer for appropriate consideration.

(f)                                   Undue Influence.  Access Persons shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them or others whose accounts they hold a beneficial ownership interest (i.e., their spouse or domestic partner, minor children or relatives who reside in the Access Person’s household) or over which they have direct or indirect influence or control.

(g)                                 Confidentiality and Protection of Material Nonpublic Information.  The term “Material Nonpublic Information” refers to information that is both material information and nonpublic information, and also may be referred to as “Inside Information.”  Information is considered to be “Nonpublic Information” unless it has been publicly disclosed, for example, through public filing with a securities regulator, issuance of a press release or the issuance of a prospectus.  The term “Material Information” has no specific definition, but, for the purposes of this Code, it shall refer to any information that might have an effect on the market for a security generally or any information that a reasonable person would consider important in a decision to buy, hold or sell a security.  Examples of material nonpublic information may include, but are not limited to: sales results; earnings (or loss) estimates (including significant changes to previously released information); dividend actions; strategic plans; new products, discoveries or services; significant personnel changes; acquisition, merger and divestiture plans; liquidity issues; proposed securities offerings; major pending or threatened litigation or potential claims; restructurings and recapitalizations; and the negotiation or termination of major contracts or relationships.

Information concerning the identity of portfolio holdings and financial circumstances of a Fund is confidential.  Access Persons are responsible for safeguarding such material nonpublic information about a Fund, including portfolio recommendations and fund holdings.  Except as required in the normal course of carrying out their business responsibilities and as permitted by a Fund’s policies and procedures, Access Persons shall not reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

Access Persons in possession of material nonpublic information must maintain the confidentiality of such information, and each Company shall be bound by a Fund’s policies and procedures with regard to disclosure of an investment company’s identity, affairs and portfolio holdings.  The obligation to safeguard such Fund information would not preclude Access Persons from providing necessary information to, for example, persons providing services to a Company or a Fund’s account such as brokers, accountants, custodians and fund transfer agents, or in other circumstances when the Fund consents, as long as such disclosure conforms to the Fund’s portfolio holdings disclosure policies and procedures.

In any case, Access Persons shall not:

•                  trade based upon inside information, especially where Fund trades are likely to be pending or imminent; or

•                  use or share knowledge of any material nonpublic information of a Fund for personal gain or benefit or for the personal gain or benefit of others.

(h)                                 Personal Securities Transactions.  All personal securities transactions shall be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(i)                                    Gifts.  Access Persons shall not accept or provide anything in excess of $100.00 (per individual per year) or any other preferential treatment, in each case as a gift, to or from any broker-dealer or other entity with which a Company or a Fund does business.

(j)                                    Service on Boards.  Access Persons shall not serve on the boards of trustees (or directors) of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Company, a Fund and its shareholders.

(k)                                 Prohibition Against Market Timing.  Access Persons shall not engage in market timing of shares of Reportable Funds (a list of which are provided in the List of Access Persons & Reportable Funds maintained by the Review Officer).  For purposes of this section, an Access Person’s trades shall be considered ‘market timing’ if made in violation of any stated policy in the Fund’s prospectus.

2.                                      WHO IS COVERED BY THIS CODE

All Access Persons, in each case only with respect to the Reportable Funds as listed on the List of Access Persons & Reportable Funds maintained by the Review Officer, shall abide by this Code.  Access Persons are required to comply with specific reporting requirements as set forth in Sections 3 and 4 of this Code.

3.                                      PROHIBITED TRANSACTIONS

(a)                                 Blackout Period.  Access Persons shall not purchase or sell a Reportable Security in an account in their name, or in the name of others in which they hold a beneficial ownership interest or over which they have direct or indirect influence or control, if they had actual knowledge at the time of the transaction that, during the 24 hour period immediately preceding or following the transaction, the security was purchased or sold or was considered for purchase or sale by a Fund.

(b)                                 Requirement for Pre-clearance.  Access Persons must obtain prior written approval from the Review Officer before:

(i)                                     directly or indirectly acquiring beneficial ownership in securities in an initial public offering for which no public market in the same or similar securities of the issue has previously existed;

(ii)                                  directly or indirectly acquiring beneficial ownership in securities in a private placement; and

(iii)                               directly or indirectly purchasing, selling or acquiring shares of a Reportable Fund for which they are an Access Person.

All requests for pre-clearance of securities transactions must be submitted to the Review Officer for review using the Pre-Clearance Request Form, in the form of Attachment B.

In determining whether to pre-clear the transaction, the Review Officer shall consider, among other factors, whether such opportunity is being offered to the Access Person by virtue of his or her position with the Fund or would result in a conflict of interest.  Other factors to be considered may include: discussion with the Access Person concerning the reason for the requested transaction and how he or she became aware of the investment; the Access Person’s work role; the size and holding period of the proposed investment; the market capitalization of the issuer; the liquidity of the security; and other relevant factors.  The Review Officer granting or denying the request must document the basis for the decision and notify the requesting person whether the trading request is approved or denied.

A pre-clearance request should not be submitted for a transaction that the requesting person does not intend to execute.  Pre-clearance trading authorization is valid only from the time when approval is granted through the next business day.  If the transaction is not executed within this period, an explanation of why the pre-cleared transaction was not completed must be submitted to the Review Officer within five (5) days.  With respect to any effected transaction, the Access Person must provide the Review Officer with a transaction report evidencing the transaction consistent with the reporting requirements of Section 4.

(c)                                  Fund Officer Prohibition.  No Fund Officer shall directly or indirectly seek to obtain information (other than that necessary to accomplish the functions of the office) from any Fund portfolio manager regarding (i) the status of any pending securities transaction for a Fund or (ii) the merits of any securities transaction contemplated by the Fund Officer.

4.                                      REPORTING REQUIREMENTS OF ACCESS PERSONS

(a)                                 Reporting.  Access Persons must report the information described in this Section with respect to transactions in any Reportable Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership.  Access Persons must submit the appropriate reports to the Review Officer, unless they are otherwise required by a Fund, pursuant to a Code of Ethics adopted by the Fund, to report to the Fund or another entity.

(b)                                 Exceptions from Reporting Requirement of Section 4.  Access Persons need not submit:

(i)                                     any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii)                                  a quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report;

(iii)                               a quarterly transaction report with respect to transactions effected which were non-volitional on the part of the Access Person, including acquisitions of Reportable Securities by gift or inheritance; or

(iv)                              a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

(c)                                  Initial Holdings Reports.  No later than ten (10) days after a person becomes an Access Person, the person must report the following information:

(i)                                     the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date the person became an Access Person;

(ii)                                  the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date the person became an Access Person; and

(iii)                               the date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person.

(d)                                 Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report which includes, at a minimum, the following information with respect to any transaction during the quarter in a Reportable Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership:

(i)                                     the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(ii)                                  the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)                               the price of the Reportable Security at which the transaction was effected;

(iv)                              the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)                                 the date that the report is submitted.

(e)                                  New Account Opening; Quarterly New Account Report.  Each Access Person shall provide written notice to the Review Officer prior to opening any new account with any entity through which a Reportable Securities (whether or not publicly traded) transaction may be effected for which the Access Person has direct or indirect beneficial ownership.

In addition, no later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a Quarterly New Account Report with respect to any account established by such a person in which any Reportable Securities (whether or not publicly traded) were held during the quarter for the direct or indirect benefit of the Access Person.  The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

(1)                                 the name of the broker, dealer or bank with whom the Access Person has established the account;

(2)                                 the date the account was established; and

(3)                                 the date that the report is submitted by the Access Person.

(f)                                   Annual Holdings Reports.  Annually, each Access Person must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)                                     the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(ii)                                  the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)                               the date that the report is submitted by the Access Person.

(g)                                 Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and account statements on all securities transactions required to be reported under this Section shall satisfy the reporting requirements of Section 4.  The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, the Access Person to the Review Officer and recording the date of the confirmation.

(h)                                 Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

(i)                                    Providing Access to Account Information.  Access Persons will promptly:

(i)                                     provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code;

(ii)                                  cooperate with a Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

(iii)                               provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and

(iv)                              promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

(j)                                    Confidentiality of Reports.  Transaction and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from regulatory or government agencies or law enforcement where applicable.

5.                                      ACKNOWLEDGEMENT AND CERTIFICATION OF COMPLIANCE

Each Access Person is required to acknowledge in writing, initially and annually (in the form of Attachment A), that the person has received, read and understands the Code (and in the case of any amendments thereto, shall similarly acknowledge such amendment) and recognizes that he or she is subject to the Code.  Further, each such person is required to certify annually that he or she has:

•                  read, understood and complied with all the requirements of the Code;

•                  disclosed or reported all personal securities transactions pursuant to the requirements of the Code; and

•                  not engaged in any prohibited conduct.

If an Access Person is unable to make the above representations, he or she shall report any violations of this Code to the Review Officer.

6.                                      REPORTING VIOLATIONS

Access Persons shall report any violations of this Code promptly to the Review Officer, unless the violations implicate the Review Officer, in which case the individual shall report the violations to the Chief Risk Officer or Chief Executive Officer of Foreside, as appropriate.  Such reports will be confidential, to the extent permitted by law, and investigated promptly and appropriately.  Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

Reported violations of the Code will be investigated and appropriate actions will be taken.  Types of reporting that are required include, but are not limited to:

•                  Noncompliance with applicable laws, rules and regulations;

•                  Fraud or illegal acts involving any aspect of the Company’s business;

•                  Material misstatements in regulatory filings, internal books and records, Fund records or reports;

•                  Activity that is harmful to a Fund, including Fund shareholders; and

•                  Deviations from required controls and procedures that safeguard a Fund or a Company.

Access Persons should seek advice from the Review Officer with respect to any action or transaction that may violate this Code, and refrain from any action or transaction that might lead to the appearance of a violation.  Access Persons should promptly report any apparent or suspected violations in addition to actual or known violations of this Code to the Review Officer.

7.                                      TRAINING

Training with respect to the Code will occur periodically and all Access Persons are required to attend any training sessions or read any applicable materials.  Training may include, among other things, (1) periodic orientation or training sessions with new and existing personnel to remind them of their obligations under the Code and/or (2) certifications that Access Persons have read and understood the Code, and require re-certification that they have re-read, understand and have complied with the Code.

8.                                      REVIEW OFFICER

(a)                                 Duties of Review Officer.  The President of Foreside has been appointed by the President of each Company as the Review Officer to:

(i)                                     review all securities transaction and holdings reports and maintain the names of persons responsible for reviewing these reports;

(ii)                                  identify all persons of each Company who are Access Persons subject to this Code, promptly inform each Access Person of the requirements of this Code and provide them with a copy of the Code and any amendments;

(iii)                               compare, on a quarterly basis, all Reportable Securities transactions with each Fund’s completed portfolio transactions to determine whether a Code violation may have occurred;

(iv)                              maintain signed acknowledgments and certifications by each Access Person who is then subject to this Code, in the form of Attachment A;

(v)                                 inform all Access Persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring beneficial ownership of a security in any private placement, initial public offering or Reportable Fund;

(vi)                              ensure that Access Persons receive adequate training on the principles and procedures of this Code;

(vii)                           review, at least annually, the adequacy of this Code and the effectiveness of its implementation; and

(viii)                        submit a written report to a Fund’s Board and Foreside’s Risk Committee as described in Section 8(e) and (f), respectively.

The Chief Risk Officer of Foreside shall review any reportable securities transactions of the Review Officer, and shall assume the responsibilities of the Review Officer in his or her absence.  The Review Officer may delegate responsibilities described herein to an appropriate Foreside representative.

(b)                                 Potential Trade Conflict.  When there appears to be a Reportable Securities transaction that conflicts with the Code, the Review Officer shall request a written explanation from the Access Person with regard to the transaction.  If, after post-trade review, it is determined that there has been a material violation of the Code, a report will be made by the Review Officer with a recommendation of appropriate action to be taken to the Risk Committee of Foreside, the President of each Company, where applicable, the Chief Compliance Officer of each Company’s Broker-Dealer, where applicable, and a Fund’s Board of Trustees (or Directors), where applicable.

(c)                                  Required Records.  The Review Officer shall maintain and cause to be maintained:

(i)                                     a copy of any code of ethics adopted by each Company that is in effect, or at any time within the past five (5) years was in effect, in an easily accessible place;

(ii)                                  a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the last entry was made on any such report, the first two (2) years in an easily accessible place;

(iii)                               a copy of each holdings and transaction report (including duplicate confirmations and statements) made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;

(iv)                              a record of all written acknowledgements and certifications by each Access Person who is currently, or within the past five (5) years was, an Access Person (records must be kept for 5 years after individual ceases to be an Access Person under the Code);

(v)                                 a list of all persons who are currently, or within the past five years were, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by each Company, in an easily accessible place;

(vi)                              a copy of each written report and certification required pursuant to Section 8(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place;

(vii)                           a record of any decision, and the reasons supporting the decision, approving the acquisition of securities by Access Persons under Section 3(b) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

(viii)                        a record of any decision, and the reasons supporting the decision, granting an Access Person a waiver from, or exception to, the Code for at least five (5) years after the end of the fiscal year in which the waiver is granted.

(d)                                 Post-Trade Review Process.  Following receipt of trade confirms and statements, transactions will be screened by the Review Officer (or his or her designee) for the following:

(i)                                     same day trades:  transactions by Access Persons occurring on the same day as the purchase or sale of the same security by a Fund for which they are an Access Person.

(ii)                                  blackout period trades:  transactions by Access Persons occurring within 24 hours before or after the time as the purchase or sale of the same security by a Fund for which they are an Access Person.

(iii)                               fraudulent conduct:  transaction by Access Persons which, within the most recent fifteen (15) days, is or has been held by a Fund or is being or has been considered by a Fund for purchase by a Fund.

(iv)                              market timing of Reportable Funds:  transactions by Access Persons that appear to be market timing of Reportable Funds.

(v)                                 other activities:  transactions which may give the appearance that an Access Person has executed transactions not in accordance with this Code or otherwise reflect patterns of abuse.

(e)                                  Submission to Fund Board.

(i)                                     The Review Officer shall, at a minimum, annually prepare a written report to the Board of Trustees (or Directors) of a Fund listed in the List of Access Persons & Reportable Funds maintained by the Review Officer that:

A.                                    describes any issues under this Code or its procedures since the last report to the Trustees (or Directors), including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

B.                                    certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

(ii)                                  The Review Officer shall ensure that this Code and any material amendments are submitted to the Board of Trustees (or Directors) for approval for those funds listed in the List of Access Persons & Reportable Funds maintained by the Review Officer.

(f)                                   Report to the Risk Committee.  The Review Officer shall prepare a written report to the Risk Committee of Foreside (and the President of each Company, where applicable, and the Chief Compliance Officer of each Company’s Broker-Dealer, where applicable) regarding any material issues that arose during the year under the Code, including, but not limited to, material violations of and sanctions under the Code.

Adopted:                                             May 1, 2009

Amended:                                       October 14, 2009 (updated Appendix A)

Amended:                                       September 29, 2011 (updated Appendix A)

Amended:                                       March 15, 2012 (updated Appendix A)

Amended:                                       April 4, 2012 (updated Appendix A)

Amended:                                       July 5, 2012 (updated Appendix A)

Amended:                                       November 30, 2012 (updated Appendix A)

Amended:                                       December 24, 2013 (updated Appendix A)

Amended:                                       March 26, 2014

Amended:                                       July 11, 2014 (updated Appendix A)

Amended:                                       June 10, 2015 (updated Appendix A)

Amended:                                       October 16, 2015 (updated Appendix A)

Amended:                                       December 30, 2015

Amended:                                       April 26, 2016 (updated Appendix A)

Amended:                                       August 1, 2016 (updated Appendix A)

Amended:                                       August 31, 2017 (updated Appendix A)

Amended:                                       December 31, 2017 (updated Appendix A)

Amended:                                       February 28, 2018 (updated Appendices A and B)

Amended:                                       May 1, 2019 (updated Appendix A)

Amended:                                       August 6, 2019 (updated Appendix A)

Amended:                                       January 10, 2020 (updated Appendix A)

Amended:                                       March 31, 2020 (updated Appendix A)

CODE OF ETHICS

APPENDIX A

FORESIDE COMPANIES

The following affiliated entities and direct or indirect wholly-owned subsidiaries of Foreside are subject to the Code of Ethics:

BD Compliance Solutions, LLC* (Withdrawal of this broker-dealer’s registration with the SEC and FINRA anticipated in 2Q2020)

Compass Distributors, LLC*

Fairholme Distributors, LLC* (Withdrawal of this broker-dealer’s registration with the SEC and FINRA anticipated in 2Q2020)

Foreside Associates, LLC*

Foreside Consulting Services, LLC

Foreside Distribution Services, L.P.*

Foreside Distribution Solutions, LLC (f/k/a PNC Funds Distributor, LLC)*

Foreside Distributors, LLC

Foreside Financial Services, LLC*

Foreside Fund Officer Services, LLC

Foreside Fund Partners LLC*

Foreside Fund Services, LLC*

Foreside Funds Distributors LLC*

Foreside Global Services Limited

Foreside Global Services, LLC*

Foreside Investment Services, LLC*

Foreside Management Services, LLC

Funds Distributor, LLC*

IMST Distributors, LLC*

MGI Funds Distributors, LLC*

Northern Funds Distributors, LLC*

Orbis Investments (U.S.), LLC*

Parnassus Funds Distributor, LLC*

Quasar Distributors, LLC*

Sterling Capital Distributors, LLC*

VT Distributors LLC*

* FINRA-registered broker-dealer

The companies listed on this Appendix A may be amended from time to time, as required.

CODE OF ETHICS

APPENDIX B

DEFINITIONS

(a)                                 Access Person:

(i)(1)                      of a Company means each director or officer of the Companies who in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Reportable Securities for a Fund or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Reportable Securities.

(ii)(2)                   of a Fund, whereby an employee or agent of a Company serves as an officer of a Fund (“Fund Officer”).  Such Fund Officer is an Access Person of a Fund and is permitted to report under this Code unless otherwise required by a Fund’s Code of Ethics.

(iii)(3)                of a Company includes anyone else specifically designated by the Review Officer.

(b)                                 Beneficial Owner shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Reportable Securities that an Access Person owns or acquires.  A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.  An Access Person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the Access Person’s household.

(c)                                  Indirect pecuniary interest in a security includes securities held by a person’s immediate family sharing the same household.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d)                                 Control means the power to exercise a controlling influence over the management or policies of an entity, unless this power is solely the result of an official position with the company.  Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.  This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e)                                  Purchase or sale includes, among other things, the writing of an option to purchase or sell a Reportable Security.

(f)                                   Reportable Fund (see List of Access Persons & Reportable Funds maintained by the Review Officer) means any fund that triggers the Company’s compliance with a Rule 17j-1 Code of Ethics or any fund for which an employee or agent of the Company serves as a Fund Officer.

(g)                                  Reportable Security means any security such as a stock, bond, future, investment contract or any other instrument that is considered a ‘security’ under Section 2(a)(36) of the Investment Company Act of 1940, as amended, except:

(i)                                     direct obligations of the Government of the United States;

(ii)                                  bankers’ acceptances and bank certificates of deposits;

(iii)                               commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

(iv)                              repurchase agreements covering any of the foregoing;

(v)                                 shares issued by money market mutual funds;

(vi)                              shares of SEC registered open-end investment companies (other than exchange-traded funds or Reportable Funds); and

(vii)                           shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which are exchange-traded funds or Reportable Funds.

Included in the definition of Reportable Security are:

•                  Shares of a Reportable Fund;

•                  Options on securities, on indexes, and on currencies;

•                  All kinds of limited partnerships;

•                  Foreign unit trusts, UCITs, SICAVs and foreign mutual funds; and

•                  Private investment funds, hedge funds and investment clubs.

(h)                                 Security held or to be acquired by the Fund means

(i)                                     any Reportable Security which, within the most recent fifteen (15) days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and

(ii)                                  and any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

CODE OF ETHICS

ATTACHMENT A

ACCESS PERSON ACKNOWLEDGMENT

I understand that I am an Access Person subject to the Foreside Code of Ethics (the “Code”) adopted by each Foreside Company.  I hereby certify that I have read and understand the current Code, and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code, and that I have disclosed or reported all personal securities accounts and transactions required to be disclosed or reported pursuant to the requirements of the Code.

Signature	Date

Printed Name

This form must be completed and returned to the Risk Management:

Foreside Financial Group, LLC

ATTN: Review Officer (or his or her designee)

Three Canal Plaza, Third Floor

Portland, ME  04101

Received By:

Date:

CODE OF ETHICS

ATTACHMENT B

PRE-CLEARANCE REQUEST FORM

As an Access Person subject to the Code of Ethics (the “Code”) adopted by Foreside Financial Group, LLC (“Foreside”), I hereby request approval to purchase an initial public offering, private placement or shares of a Reportable Fund for which I am an Access Person.  Pursuant to my request, I provide the following information concerning the security where applicable.

1.              Name of security/investment:

2.              Type of security/interest:

3.              Name of brokerage firm/other entity:

4.              Account number:

5.              Type of transaction (buy/sell/other-specify):

6.              Number of shares/interest:

7.              Price of each security/interest:

8.              Name of firm offering the investment opportunity:

9.              Please describe how you became aware of this investment opportunity:

I understand that it is a violation of the Code to purchase an initial public offering, private placement or shares of a Reportable Fund for which I am an Access Person without receiving prior written approval from Foreside’s Review Officer.  I further understand that (i) any pre-clearance trading authorization is valid only from the time when approval is granted through the next business day and (ii) an explanation of why the pre-cleared transaction was not completed must be submitted to the Review Officer within five (5) days if the transaction is not executed within the period.  I also agree to provide the Review Officer with a transaction report evidencing the pre-cleared transaction consistent with the reporting requirements of Section 4. of the Code.

Signature	Date

Print Name	Job Title

To be completed by Foreside’s Review Officer and returned to the Access Person.

Approval request granted:

Yes: ☐                      No: ☐

The following criteria were considered in assessing the Access Person’s pre-clearance request (use back of page if necessary):

Authorized Signature	Date